                             STOCKHOLDERS AGREEMENT

                                 March 15, 2000

         The parties to this agreement ("Agreement") are TISI Holdings, Inc., a Delaware corporation (the "Company"), which is a wholly-owned subsidiary of TOIC (hereafter defined), The Official Information Company, a Delaware corporation ("TOIC"), and the parties listed on exhibit I (collectively, the "Stockholders").

         The Stockholders, the Company and TOIC have entered into certain Asset Acquisition Agreements and Stock Acquisition Agreements dated March 15, 2000 pursuant to which the assets or the stock of the Stockholders or certain companies owned by the Stockholders, as the case may be, listed on exhibit II are being transferred to the Company for cash and an aggregate of 2,400 shares of Class B Non-Voting Common Stock of the Company ("Class B Stock") and 5,900 shares of Class C Non-Voting Common Stock of the Company ("Class C Stock") representing 4.477% of the outstanding equity of the Company on the date hereof. TOIC has transferred to the Company all of the outstanding shares of its wholly-owned subsidiary, Total Information Services, Inc., an Oklahoma corporation, in exchange for a total of 177,102 shares of Class A Voting Common Stock of the Company ("Class A Stock") constituting all the issued and outstanding shares of Class A Stock and representing 95.523% of the outstanding equity of the Company on the date hereof.

         The parties agree as follows:

         1. Management of the Company.

              1.1 Board of Directors. The business and affairs of the Company shall be managed under the direction of a board of directors consisting of 3 members or such other number as the board or the holders of the Class A Stock may from time to time determine. The board of directors shall be elected exclusively by the holders of the Class A Stock.

              1.2 Advisory Committee. The Company shall establish an advisory committee consisting of six members, three of whom shall be designated by the Stockholders (by a vote of the holders of a majority of the Class B Stock and Class C Stock voting together) and the remaining three of whom shall be designated by TOIC. TOIC shall designate the chairman of the advisory committee. The advisory committee shall meet at least four times during the first year of this agreement and semi-annually thereafter, on such dates as shall be determined by the chairman, to review the progress of the Company, discuss the Company's strategic focus and review material business proposals that are not in the ordinary course of business, which are being presented for consideration by the board of directors, including any proposals relating to acquisitions or dispositions by the Company. The advisory committee shall periodically report its views to the board of directors but does not have authority to bind the Company or the board of directors in connection with any matter.

              1.3 Voting. Holders of Class B Stock and Class C Stock shall have no voting rights, except to the extent required by law.

         2. Transfers of Interests.

              2.1 Restrictions on Transfers. Except with the prior written consent of TOIC, which consent may be withheld by TOIC in its sole discretion, or except as provided in Sections 2.3, 2.4 or 2.6, no Stockholder may sell, transfer, assign, pledge, grant a security interest in or otherwise dispose of or encumber ("transfer") all or any portion of his, her or its shares of Class B Stock or Class C Stock, and any purported transfer shall be void. Any transfer by TOIC of its shares of Class A Stock shall be subject to the terms and conditions of Sections 2.2, 2.3, 2.4 and 2.5.

              2.2 Conditions to Transfer. No transfer of an interest in the Company shall be effective unless the transferee (a) agrees in writing to be bound by the terms of this Agreement as if the transferee were the transferor and (b) executes such other documents and agreements as the board of directors reasonably may request.

              2.3 Drag Along. If at any time TOIC shall propose to sell any of its shares of Class A Stock (or any other class of common stock acquired pursuant to Section 7) to an unrelated third party that is willing to purchase such shares of capital stock in the Company, the Stockholders also shall at the request of TOIC sell a proportionate number of their shares of Class B Stock and Class C Stock (and any other class of common stock acquired pursuant to Section
7) to the third party at the same price per share and on the same terms and conditions as TOIC. TOIC shall give notice (specifying the identity of the prospective purchaser, the proposed purchase price, the scheduled date of the closing, and all other relevant material information) to all of the Stockholders at least 10 business days prior to the closing of the sale, and the sale by all of the stockholders of the Company shall take place simultaneously.

              2.4 Tag Along. If TOIC proposes to sell any of its shares of Class A Stock (or any other class of common stock acquired pursuant to Section 7) to an unrelated third party, TOIC shall so notify each of the Stockholders (specifying the identity of the prospective purchaser, the proposed purchase price, the scheduled date of the closing, and all other relevant material information), and each of the Stockholders may elect, by notice to TOIC given within 10 business days from the date of the notice from TOIC, to sell up to the same percentage of its shares of Class B Stock or Class C Stock (or any other class of common stock acquired pursuant to Section 7), as the case may be, that TOIC proposes to sell of its Class A Stock (or any other class of common stock) to such third party at the same purchase price and on the same terms and conditions as the sale by TOIC. If any Stockholder does not elect to sell the full pro rata portion of its shares in the Company that it is permitted to sell pursuant to the preceding sentence, TOIC and each of the Stockholders who elected to sell the full amount that it is permitted to sell pursuant to the preceding sentence may increase the amount each sells (pro rata) based on such stockholder's percentage ownership of capital stock in the Company to cover the amount that the Stockholders who did not elect to sell could have sold. If any Stockholder elects to sell any portion of his, her or its shares of Class B Stock or Class C Stock (or any other class of common stock) then, simultaneously with the sale, TOIC shall cause the proposed purchaser to purchase from each of the electing Stockholders, and each of the electing Stockholders shall sell to the proposed purchaser, the number of shares that such Stockholder is eligible to sell as determined above, and the net proceeds of such sales shall be allocated proportionately among the selling stockholders.

              2.5 Purchase Price. The purchase price for the shares of Class B Stock and Class C Stock (and any other class of common stock) of the Stockholders under Sections 2.3 and 2.4 shall include the pro rata portion of any consideration payable to TOIC or its affiliates (including any noncompetition payments and the like) by an unrelated third party. If any consideration is in the form of property other than cash or cash equivalents, the fair market value thereof shall be determined by the board of directors in good faith. Under no circumstances shall there by any differentiation in the per share purchase price among any Class A Stock, Class B Stock, Class C Stock or any other class of common stock.

              2.6 Transfers to Affiliates; Family Members. Notwithstanding the provisions of this Section 2 or any other provisions to the contrary contained in this Agreement, (i) a Stockholder that is a corporation may, at any time or from time to time, transfer all or any portion of its shares of Class B Stock and Class C Stock to its stockholders and (ii) a Stockholder who is a natural person may transfer all or any portion of his or her shares of Class B Stock and Class C Stock to his or her spouse or his or her lineal descendants or to a trust of which they are the sole beneficiaries, or, upon his or her death, have his or her shares of Class B Stock and Class C Stock transferred to his or her estate; provided, however, the transferee in any of the above cases shall execute an agreement to be bound by the terms and conditions of this Agreement in form reasonably acceptable to the Company.

              2.7 Initial Public Offering. The "drag along" and "tag along" rights contained in Sections 2.3 and 2.4 shall not apply to any sales by TOIC in connection with an initial public offering of the Company's shares or other interests of a successor, and all of the restrictions contained in Section 2 shall terminate upon consummation of such an initial public offering, except all shares shall continue to be subject to requirements under the securities laws of the United States.

              2.8 Ownership of Other Forms of Capital Stock. In the event that TOIC and one or more Stockholders receives a different form of capital stock pursuant to Section 7, and TOIC proposes to sell such other form of capital stock, TOIC and the Stockholders that have acquired such other form of capital stock shall have the "drag along" and "tag along" rights described in Sections
2.3 and 2.4 with respect to such securities.

         3. Public Offering; Registration Rights.

              3.1 Conversion. In the event of an initial public offering by the Company, or upon an earlier decision by the board of directors, all shares of Class A Stock, Class B Stock and Class C Stock shall be converted into the same class of voting common stock on a one-for-one basis (such shares of common stock owned by TOIC and the Stockholders herein called the "Shares").

              3.2 "Piggy Back" Registration Rights. If at any time in or after the consummation of an initial public offering by the Company or a successor (referred to in this Section 3 as the "Company"), the Company shall elect to file a registration statement under the Securities Act of 1933, as amended (the "Act"), for the account of TOIC (other than a registration statement relating solely to shares issuable to employees under stock option or other employee benefit plans), the Company shall give prompt notice to each of the Stockholders and/or their respective assigns or successor(s) in interest (referred to collectively and in the alternative in this Section as "Holders") of its intention to effect such a registration. Upon the request of any Holder, the Company shall include in the registration statement the Shares specified by such Holder in such notice(s), except that the Company shall not be obligated to include the Shares in the registration statement if either of the following conditions exists:

              (a) The managing underwriter or underwriters advise the Company in writing that in its or their opinion, or in the case of a registration not being underwritten, the Company shall reasonably determine after consultation with an investment banker of nationally recognized standing, that the number of securities proposed to be sold pursuant to such offering exceeds the number of securities which can be effectively sold in, or would have a material adverse effect on, such offering. In such event, the Company will include in such registration the number of securities which, in the opinion of such managing underwriter or underwriters, or the Company, as the case may be, can be sold as follows: (i) first, the securities the Company proposes to sell, if any, and
(ii) second, the securities requested by TOIC, the Holders and other stockholders, if any, of the Company that have shares to be included in such registration. If the Company includes some but not all of the securities requested by TOIC, the Holders and the other stockholders to be registered, the Company shall include the pro rata portion of the requested amount of each party.

              (b) Holders giving such notice holding not less than a majority of the Shares to be registered under the registration statement shall have failed to agree in writing within 10 days after the Company's request to do so as follows: (i) not to sell any of their shares for at least 180 days after the effective date of the registration statement and thereafter to sell the shares so registered from time to time only in such amounts as the Company may reasonably prescribe for purposes of preserving an orderly market in the Company's shares, or (ii) to distribute the shares for which registration was requested (or such lesser number of shares, in proportion to the total number of shares to be offered pursuant to the registration statement, as the managing underwriter or underwriters may specify) pursuant to a firm underwriting through a managing underwriter or underwriters designated by the Company. If the Company requests that the Holders agree to the restrictions of this Section 3.2(b), TOIC shall also be required to agree to such restrictions.

              3.3 Agreements of the Stockholders. TOIC and the Stockholders agree that in the event of an offering under Section 3.2, (i) for a period of 180 days after the date of the registration statement, they shall not, without the prior written consent of the Company or any underwriter, offer, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any Shares and (ii) TOIC and the Holders of any Shares included in a registration statement shall (a) furnish to the Company and the underwriter of such offering, if any, such information and other material and execute such documents as may reasonably be requested, (b) make any requested representations and warranties in connection with the accuracy of information provided with respect to TOIC or such Holders, as the case may be, (c) enter into any further agreements as the Company or any underwriter may reasonably request and (d) provide such indemnities to the Company and any underwriter as may be reasonably requested.

              3.4 Expenses. The Company shall bear all of the costs and expenses of the registration to which this Section 3 applies except for the costs and expenses of Holders comprising broker's and underwriter's commissions or fees, transfer taxes and the costs and expenses of counsel, accountants or other advisers engaged by the Holders which shall be borne by the Holders in the same proportion as the number of shares to be offered for the account of any Holder bears to the total number of shares being offered by all of the Holders.

         4. Put/Call.

              4.1 Sale of Shares. If an initial public offering of the Company's securities has not been consummated within three years of the date of this Agreement, each Stockholder may elect, by notice to the Company, given within three months after the third anniversary of this Agreement, to sell to the Company all or a portion of the shares of Class B Stock held by such Stockholder.

              4.2 Purchase of Shares. If an initial public offering of the Company's securities has not been consummated within three years of the date of this Agreement, the Company may elect, by notice to the Stockholders, given within three months after the third anniversary of this Agreement, to purchase all or a portion of the shares of Class B Stock held by the Stockholders.

              4.3 Purchase Price. The purchase price of any shares of Class B Stock purchased by the Company pursuant to (i) Section 4.1 shall be equal to $1,000 per share and (ii) Section 4.2 shall be equal to $2,000 per share.

              4.4 Closing. The closing of any sale and purchase pursuant to
Section 4.1 or 4.2 shall be held at the Company's principal executive offices on a date set by the Company, by notice to the Stockholders, not later than 30 days after the date of the notice of election to sell or purchase. At the closing, the Stockholders shall transfer to the Company the shares of Class B Stock to be sold, and the Company shall pay the purchase price for the shares by wire transfer or certified or bank cashier's check.

         5. Debt, Dividends and Related Distributions.

              (a) The Stockholders and TOIC acknowledge that the total enterprise value of the Company on the date of this Agreement is $241,992,000, $185,402,000 of which shall be allocated as equity and $56,590,000 of which shall be allocated as debt payable to TOIC from the Company ("Attributable Debt"). The Attributable Debt shall bear interest at a rate of 10-3/8% per year and shall be due in 2007, subject to earlier repayment in accordance with
Section 5(b).

              (b) All Free Cash Flow (as defined below) of the Company shall be applied periodically to first pay accrued interest on all Attributable Debt and then, if no amount remains accrued and unpaid thereunder, to repay the principal of such Attributable Debt. To the extent that the Attributable Debt is fully repaid, any additional Free Cash Flow shall be loaned periodically by the Company to TOIC (the "Company Loan"). The Company Loan shall bear interest, compounded quarterly, at the same rate as is payable from time to time by TOIC on its secured senior debt, which interest shall accrue and be payable, together with the outstanding amount of the Company Loan, upon a sale of all or substantially all of the assets of the Company or TOIC or all or substantially all of the capital stock in the Company or TOIC.

              (c) The Stockholders acknowledge that the Company may incur future indebtedness to TOIC for general corporate purposes, including working capital, capital expenditures and acquisitions, upon the same terms as the Attributable Debt. In the event that future indebtedness is incurred through an acquisition by the Company, such debt shall not exceed the lesser of (i) the product of (a) the pro forma EBITDA of the Company, after giving effect to the acquisition, for the 12 months prior to the acquisition and (b) 3.75 or (ii) an amount based on market-rate lending limits for companies of equivalent size and comparable nature, as determined by the board of directors in good faith.

              (d) "Free Cash Flow" means the net income of the Company plus amortization and depreciation plus (or minus) changes in working capital (less) capital expenditures plus the after tax proceeds of any divestiture of assets (net of costs of the transaction) less any cash used to make an acquisition (including costs incurred with regard to such acquisition), as determined in good faith by the board of directors of the Company.

              (e) Shares of Class A Stock, Class B Stock and Class C Stock shall have identical rights with respect to liquidation preference and dividends and other distributions.

         6. Change in Control of TOIC.

              6.1 Sale by the Stockholders. The Stockholders shall be entitled, and if requested by TOIC, required, to sell to TOIC or its designee, all of their capital stock upon a

Change in Control (as defined in Section 6.2) of TOIC. The purchase price for such capital stock shall be determined as follows (the "Agreed Determination Method"):

              (a) by mutual agreement between the Stockholders and TOIC; or

              (b) if the Stockholders and TOIC are unable to agree upon a valuation, by an independent, nationally recognized investment bank, designated by agreement between the Stockholders holding a majority of the shares of Class B Stock and TOIC, with experience in transactions with, and valuations of companies in, the same business as the Company, whose decisions on the matter shall be binding and whose fees and expenses shall be borne 25% by the Stockholders and 75% by TOIC.

              6.2 Definition. The term "Change in Control" means (A) a sale by the stockholders of TOIC of 50% or more of the outstanding capital stock of TOIC, (B) a sale of all or substantially all of the assets of TOIC, which assets include the stock of the Company or (C) a merger or consolidation involving TOIC in which TOIC is not the surviving entity, except a merger undertaken solely to change jurisdictions, or following which the stockholders of TOIC immediately preceding such merger or consolidation, as a group own directly or indirectly more than 50% of the equity or voting interests in the surviving entity.

              6.3 Procedure. TOIC shall give notice to the Stockholders of a Change in Control at least 10 business days prior to the anticipated closing of such a transaction and of whether TOIC has elected to require the Stockholders to sell their shares of capital stock. If TOIC does not elect to require the Stockholders to sell their shares, the Stockholders shall have 10 business days from receipt of such notice to notify TOIC of their intention to sell such shares. Payment pursuant to this section 6 shall be made to the Stockholders upon the consummation of the Change of Control transaction.

         7. Future Equity Investments. In the event that the board of directors of the Company determines that additional funds are necessary to maintain any of the Company's business activities, to avoid or cure any default (to the extent not waived by the appropriate lender) under any agreement or instrument relating to indebtedness for borrowed money, for the acquisition of any other entity or business or for any other purpose, the Company may request additional capital contributions from TOIC and the Stockholders, and TOIC and each Stockholder may (but shall not be obligated to) contribute to the Company its pro-rata share of the cash to be contributed based on TOIC's and such Stockholder's percentage ownership of capital stock in the Company. Any such request for additional capital contributions shall set forth (a) the aggregate amount of capital requested from TOIC and the Stockholders and the proposed use of that capital;
(b) the proportionate share requested from TOIC and each Stockholder; and (c) the due date for, and the method and place of, payment of the contribution (which shall be the same for TOIC and each Stockholder). If TOIC or any Stockholder does not make its entire additional capital contribution by the due date, the Company shall give each of TOIC and the other Stockholders an opportunity to make additional contributions in any amount up to the amount required (and if TOIC and the other Stockholders are willing to contribute more than the amount required, TOIC and such Stockholders shall make the additional contribution in proportion to the additional amounts each was willing to contribute). Only shares of Class A Stock shall be issued to TOIC and shares of Class C Stock shall be issued to the Stockholders in connection with this Section 7, the number of which shall be determined by the Agreed Determination Method (with all shares of such stock, regardless of class, being valued at the same price). Notwithstanding anything in this Section 7 to the contrary, the Company may fund the various business activities described in this Section 7 through the issuance of equity securities in the Company, including equity securities of different classes and forms than those outstanding on the date hereof ("Other Securities"). In the event of the issuance by the Company of Other Securities in connection with the funding of business activities, TOIC and the Stockholders, to the extent that they have made capital contributions in connection with such funding, shall acquire the same class and form of equity securities as issued by the Company, except that the Stockholders shall only be entitled to acquire non-voting equity securities. The number of shares of Other Securities acquired by TOIC and the Stockholders in connection with this Section 7 shall be determined by the Agreed Determination Method (with all shares of common stock, regardless of class, being valued at the same price). Notwithstanding anything in this Section 7 to the contrary, the Company may issue shares of its capital stock in connection with an acquisition of any business or entity without providing TOIC or the Stockholders the opportunity to purchase any additional shares or exercise preemptive rights.

         8. Noncompete. So long as the Stockholders own shares of capital stock of the Company, TOIC shall not, directly or indirectly, engage, or be interested in (as owner, stockholder, partner, member, manager, lender, agent or otherwise) or provide any service to any business or entity that engages, anywhere in the United States, in the operation of pre-employment investigation and screening services, except through the Company or an entity controlled by the Company.

         9. Representations and Warranties. Each of the parties hereto severally, as to itself, himself or herself, and not jointly, hereby represents and warrants to each of the other parties to this Agreement that:

              (i) such party has the full right, power and authority to execute, deliver and perform this Agreement;

              (ii) this Agreement has been duly executed and delivered by or on behalf of such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms;

              (iii) no consent, approval, authorization or order of any person is required for the execution, delivery or performance of this Agreement by such party;

              (iv) neither the execution, delivery nor performance of this Agreement by such party will (A) conflict with, or result in a breach of, or constitute a default under, or result in a violation of, any agreement or instrument to which such party is a party or by which such party or its, his or her property is bound, or (B) result in the violation of any applicable law or order, judgment, writ, injunction, decree or award of any governmental authority; and

              (v) such party does not have a present plan or intention to sell, assign, transfer or otherwise dispose of the shares of capital stock of the Company (or any interest therein) held by each such party.

              Each of the parties hereto agrees that the representations and warranties set forth in this Section 8 shall survive the execution and delivery of this Agreement.

         10. Miscellaneous

              10.1 Legend. Each certificate evidencing the shares of Class A Stock, Class B Stock and Class C Stock shall include a legend in substantially the following form (in addition to any other statements or legends required by law):

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE AND THE SECURITIES REPRESENTED HEREBY ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH THE PROVISIONS OF THAT CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF MARCH 15, 2000 BY AND AMONG TISI HOLDINGS, INC., THE OFFICIAL INFORMATION COMPANY AND EACH OF THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF TISI HOLDINGS, INC. AND WILL BE MADE AVAILABLE UPON REQUEST TO ANY STOCKHOLDER WITHOUT CHARGE."

              10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed entirely in New York.

              10.3 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:
(a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its, his or her address or facsimile number given below or, with respect to the Stockholders, at the addresses or facsimile numbers as set forth in the records of the Company:

         if to the Company or TOIC, to each of them at:

         250 West 57th Street,
         Suite 2421
         New York, New York 10019
         Attention: Brian A. Meyer
         Fax: (212) 247-0026

         with a copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, New York  10036-8299
         Attention: Steven L. Kirshenbaum, Esq.
         Fax: (212) 969-2900

         if to the Stockholders, to each of them at the address set forth in the Company's records, with a copy to:

         Jenner & Block
         One IBM Plaza
         Chicago, Illinois  60611
         Attention: Craig R. Culbertson, Esq.
         Fax: (312) 527-0484

All such notices and communications shall be deemed received upon (a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided above by any of the methods of delivery specified in clauses (a), (c) or (d) of the paragraph above; however, that mailing shall not alter the time at which the facsimile notice is deemed received.

              10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

              10.5 Equitable Relief. The parties acknowledge that the remedy at law for breach of this Agreement may be inadequate and that, in addition to any other remedy a party may have for a breach of this Agreement, that party may be entitled to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy in this Section 10.5 is in addition to, and not in lieu of, any other rights or remedies a party may have.

              10.6 Separability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect, and, if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

              10.7 Entire Agreement. This Agreement contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes all existing agreements among them with respect to that subject matter, may not be changed or terminated orally and any amendment or modification must be in writing and signed by the party to be charged.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       TISI HOLDINGS, INC.

                                       By:
                                          ---------------------------------
                                          Name:
                                          Title:

                                       THE OFFICIAL INFORMATION COMPANY

                                       By:
                                          ---------------------------------
                                          Name:
                                          Title:


                                       ------------------------------------
                                       Benjie Walker


                                       ------------------------------------
                                       Donna Walker


                                       ------------------------------------
                                       David A. Schlack


                                       ------------------------------------
                                       William J. Haddad


                                       ------------------------------------
                                       John F. Powers


                                       ------------------------------------
                                       Lynda K. Lucas

                                       ------------------------------------
                                       Dorthy L. Neel


                                       ------------------------------------
                                       Debbie D. Argo


                                       ------------------------------------
                                       Jeff A. Potts


                                       ------------------------------------
                                       M. Kathleen Edwards


                                       ------------------------------------
                                       Leif J. Lauritzen


                                       ------------------------------------
                                       Janell A. Davis


                                       PENJERDEL MUTUAL ASSOCIATION, INC.

                                       By:
                                          ---------------------------------
                                          Name:
                                          Title:

                                       SAMIAM, LLC D/B/A UPPER MIDWEST
                                       MUTUAL ASSOCIATION

                                       By:
                                          ---------------------------------
                                          Name:
                                          Title:

                                       PREVENTION TECHNOLOGY INC. D/B/A
                                       EMPLOYERS MUTUAL ASSOCIATION WEST

                                       By:
                                          ---------------------------------
                                          Name:
                                          Title:

                                       EXECUTIVE MANAGEMENT SERVICES, INC.

                                       By:
                                          ---------------------------------
                                          Name:
                                          Title:

                                       NATIONAL LOSS PREVENTION BUREAU, LTD.

                                       By:
                                          ---------------------------------
                                          Name:
                                          Title:

                                       NATIONAL LOSS PREVENTION BUREAU
                                       GROUP, INC.

                                       By:
                                          ---------------------------------
                                          Name:
                                          Title: